VILLAGE SUPER MARKET, INC.
                        EXECUTIVE OFFICES
                       733 Mountain Avenue
                  Springfield, New Jersey 07081
                      Phone:  (973) 467-2200
                       Fax:  (973) 467-6582



                     VILLAGE SUPER MARKET, INC.
                     DECLARES SPECIAL DIVIDENDS


Contact:    Kevin Begley, CFO
            (973) 467-2200, Ext. 220
            Kevin.Begley@wakefern.com


     Springfield, New Jersey - March 14, 2008 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) announced the declaration of a special dividend of $3.00 per Class A common share and $1.95 per Class B common share. The dividends will be payable on April 24, 2008 to shareholders of record at the close of business on April 4, 2008.

    James Sumas, Chairman of the Board and Chief Executive Officer, commented "In recognition of our operating performance and strong financial position, the Board has declared these special dividends. We are pleased to demonstrate to our investors our ongoing commitment to enhancing shareholder value.
After paying these special dividends, the Company's balance sheet remains strong with ample resources to manage our business and sufficient flexibility for strategic initiatives."

    These dividends of approximately $16 million will be paid from cash on hand. The Board of Directors will continue to consider the payment of regular quarterly dividends at each future quarterly Board meeting.

    Village Super Market operates a chain of 25 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.